UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 31, 2025 (October 28, 2025)

Prospect Capital Corporation
(Exact name of registrant as specified in its charter)

Maryland	814-00659	43-2048643
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

10 East 40th Street, 42nd Floor, New York, New York 10016
(Address of principal executive offices, including zip code)

(212) 448-0702

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	PSEC	NASDAQ Global Select Market
5.35% Series A Fixed Rate Cumulative Perpetual Preferred Stock, par value $0.001	PSEC PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 30, 2025, in connection with the previously announced institutional notes offering, Prospect Capital Corporation (the “Company”) issued approximately $167 million in aggregate principal amount of 5.5% Series A Notes due 2030 (the “Notes”) under a deed of trust, dated as of October 28, 2025, between the Company and Mishmeret Trust Company Ltd., as trustee (the “Deed of Trust”).

The Notes will mature on December 31, 2030 and will bear interest at a rate of 5.5% per annum payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2026. The Notes will be general senior unsecured obligations of the Company, will rank equally in right of payment with the Company’s existing and future senior unsecured debt, and will rank senior in right of payment to any potential subordinated debt, should any be issued in the future.

After 60 days from the date on which the Notes are listed for trading on the Tel Aviv Stock Exchange Ltd. (the “TASE”), the Company may redeem the Notes, at its option, in whole or in part, at any time or from time to time, at a redemption price equal to the greater of (i) par plus accrued and unpaid interest on the Notes, if any, to, but excluding, the date of redemption, (ii) the average closing price of the Notes over the 30 trading days preceding the Company’s board of directors’ resolution approving the redemption and (iii) the discounted value of the remaining payments under the Notes, as set forth in the Deed of Trust.

The Deed of Trust contains other terms and conditions, including, without limitation, affirmative and negative covenants, such as minimum total equity (common equity plus preferred equity), a maximum ratio of net debt to total assets, a minimum ratio of total equity (common equity plus preferred equity) to total assets, and a negative pledge. These and other covenants are subject to important limitations and exceptions that are described in the Deed of Trust. In addition, the Deed of Trust contains customary events of default, with customary cure and notice periods, for a notes offering in Israel.

The Notes and the Deed of Trust are in the Hebrew language and are governed by the laws of the State of Israel.

The Notes were sold in an offshore transaction to certain non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

The Notes offering closed on October 30, 2025 and the Notes are expected to list and commence trading on the TASE on November 2, 2025. The net proceeds of the offering, after deducting offering discounts, fees and other offering expenses, are estimated to be approximately $160 million. The Company expects to use the net proceeds of the offering primarily for the refinancing of existing indebtedness, including, but not limited to, the repayment of borrowings under its revolving credit facility. The Company intends to use the remainder of the net proceeds from the offering, if any, to maintain balance sheet liquidity, including to make investments in high quality short-term debt instruments, and to make other long-term investments in accordance with its investment objective.

The foregoing summary of the Deed of Trust and the Notes set forth above does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Deed of Trust, which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

In connection with the issuance of the Notes, the Company entered into foreign exchange forward contracts in an aggregate notional amount equal to the expected interest and principal payments under the Notes, thereby substantially mitigating foreign exchange risk associated with the Notes, which are denominated in Israeli shekel.

The Company’s shares of common stock are expected to list and commence trading on the TASE on November 2, 2025 under the ticker symbol “PSEC”.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1 Deed of Trust, dated as of October 28, 2025, by and between Prospect Capital Corporation and Mishmeret Trust Company Ltd.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Prospect Capital Corporation

By:     /s/ M. Grier Eliasek
Name:    M. Grier Eliasek
Title:     Chief Operating Officer
Date: October 31, 2025

Index to Exhibits

Exhibit Number	Description
10.1	Deed of Trust, dated as of October 28, 2025, by and between Prospect Capital Corporation and Mishmeret Trust Company Ltd.

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